EXHIBIT 18.1

February 25, 2026

The Board of Directors
DNOW Inc.
Houston, Texas

Ladies and Gentlemen:

We have audited the consolidated balance sheet of DNOW Inc. and subsidiaries (the Company) as of December 31, 2025, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements), and have reported thereon under date of February 25, 2026. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2025. As stated in Note 1 to those consolidated financial statements, the Company changed its method of accounting for inventory costing for U.S. product inventories to the Last-In First-Out (LIFO) accounting method from the Average Cost accounting method. The Company states that the newly adopted accounting principle is preferable in the circumstances because the LIFO method i) allows for better matching of costs and revenues as historical inflationary inventory acquisition prices are expected to continue in the future, customer prices are regularly adjusted in response to acquisition costs, and the LIFO method uses the current acquisition cost to value cost of goods sold as inventory is sold ii) results in a uniform method to value inventory across the U.S. following the acquisition of MRC Global Inc. iii) more closely resembles the physical flow of the inventory and iv) reflects how the business is managed through dynamic pricing. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP